EXHIBIT 99.1

FOR IMMEDIATE RELEASE Date Submitted: October 24, 2006 NASDAQ Symbol: FBMI	Contact:	NEWS RELEASE Samuel G. Stone Executive Vice President and Chief Financial Officer Phone: (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2006 RESULTS

Highlights Include:

•	Earnings per share (diluted) of $0.43 for the third quarter of 2006, compared to $0.45 in the third quarter of 2005, and $1.27 for the first nine months of 2006 compared to $1.26 in the first nine months of 2005
•	Net income for the third quarter and first nine months of 2006 up 4.6% and 11.0% respectively from 2005, with the help of earnings from Keystone Community Bank
•	Sale of appraisal business and formation of captive insurance company
•	Persistence of weak mortgage volumes and net interest margin pressures, constraining earnings growth and profitability improvements
•	Significant progress toward resolution of certain problem credits
•	Capital remains strong, and share repurchase continues

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.43 for the third quarter of 2006, a decrease of 4.4% compared to $0.45 for the third quarter of 2005. Net income, aided by the inclusion of Keystone Community Bank earnings, was $2,717,000 for the quarter ended September 30, 2006, up 4.6% from the $2,597,000 for the quarter ended September 30, 2005. Returns on average assets and average equity for the third quarter of 2006 were 0.99% and 11.2%, respectively, compared with 1.22% and 13.5%, respectively, in the third quarter of 2005. The most significant constraint on earnings growth and profitability improvement compared to year-ago results came from pressure on the net interest margin. All per share amounts are fully diluted and have been adjusted to reflect the 5% stock dividend paid in December of 2005.

For the first nine months of 2006 compared to the first nine months of 2005, earnings per share of $1.27 in 2006 increased 0.8% from the $1.26 in 2005. Net income was $8,040,000 for the first nine months of 2006, up 11.0% from the $7,242,000 for the first nine months of 2005, reflecting the benefits of adding Keystone Community Bank. Returns on average assets and average equity for the first nine months of 2006 were 1.02% and 11.4%, respectively, compared with 1.18% and 13.1%, respectively, in the first nine months of 2005. As required by SFAS 123R, Firstbank Corporation began expensing stock options in 2006 as a reduction of net income rather than as a footnote item as disclosed in prior periods. This accounting change reduced earnings per share in each of the first, second, and third quarters of 2006 by $0.006, or nearly $0.02 per share for the year-to-date period.

During the third quarter, Firstbank made significant progress toward resolving a $3.1 million problem credit. The impact of this credit on Firstbank’s non-performing loan measures and the existence of specific allowance for loan losses related to this problem credit prior to the beginning of 2006 have been reported previously. Firstbank has taken title to collateral real estate and the loan balances have been charged down against the allowance for loan losses in the approximate amount of the specific reserve previously established. The remaining balance has been classified as other real estate owned. Firstbank has obtained a purchase agreement secured by a significant cash deposit for the sale of this real estate to a third party at a price that should result in no material gain or loss for Firstbank. It is expected that the sale will be completed in the fourth quarter of 2006 or the first quarter of 2007.

Total assets at September 30, 2006, were $1.08 billion. Total portfolio loans of $912 million were even with the level at June 30, 2006, and reflect the re-classification of the $3.1 million non-performing loan referenced above to other real estate owned. The growth rate in the third quarter slowed from the first half, but on a year-to-date basis, total portfolio loans are up 3.8% or approximately 5% annual rate. The addition of Keystone Community Bank through the acquisition of Keystone Financial Corporation, completed on October 1, 2005, affects comparisons to the year-ago period. Total portfolio loans increased 27.2%, and total assets increased 25.5% over the year-ago period. Total deposits as of September 30, 2006, were $820 million, compared to $810 million at June 30, 2006, and compared to $645 million at September 30, 2005.

Firstbank’s net interest margin, at 4.15% in the third quarter of 2006, declined by six basis points from the 4.21% level achieved in the second quarter of 2006. The major factors maintaining pressure on the net interest margin include competitive forces to increase rates on core deposits and shifting preference among borrowers for more fixed rate loans where spreads are narrow due to competition and the flat yield curve.

Mr.     Sullivan stated, “While earnings progress in 2006 has been less than we had hoped for, we were very pleased to have had the opportunity to present our company’s story to investors at the Howe Barnes Hoefer & Arnett Community Bank Conference in August. While most of the country has seen and heard negative news about Michigan’s economy, we were able to discuss the cross currents and positives that we are also experiencing in our markets and our strategies of: maintaining asset quality; maintaining and strengthening customer relationships and community leadership; trimming non-productive expenses; continuing to invest in technology; continuing to invest in service and sales training; continuing to develop strong community bank management; and continuing to evaluate expansion opportunities for growth, efficiency, and shareholder value.”

Sullivan continued, “Our lenders have done an exemplary job of managing credit quality during challenging circumstances in 2006, avoiding negative impact on earnings and protecting value for our shareholders. These efforts include workout on the $3.1 million problem credit discussed in some detail in this news release. In another situation, our lenders are helping to facilitate the sale of a business in which we are involved in a lending relationship of similar size. Although the loan continues to be current on its payments and is classified as a performing loan, we had previously established a specific reserve due to doubtful prospects for the business. Due in a large part to the efforts of our lenders in 2006 it now appears possible, although not certain, that the situation may be resolved favorably. As a result of potentially smaller than anticipated loss on this loan and the newly issued SEC Staff Accounting Bulletin 108, we are currently reviewing the accounting treatment. The accounting treatment may include the possibility of a negative provision expense and/or reduction of prior period allowance amounts on the balance sheet. However, we do not intend to make adjustments unless or until the hoped for transaction is completed. If the loan does become a loss, we believe existing reserves will be adequate to cover our exposure. While we are grateful for the skill and hard work of our lenders on problem situations, we most of all are looking forward to progress in the Michigan economy and to days when the efforts and talents of our lenders can return to a focus on quality growth.”

In the third quarter of 2006, Firstbank sold the business of its Gladwin Land, Inc. real estate appraisal company, recognizing a small gain that did not significantly impact net income or earnings per share. In October of 2006, Firstbank received approval to establish a captive insurance company known as FBMI Risk Management, Inc. This new unit will provide risk management and insurance services to Firstbank Corporation affiliates and is expected to provide improved management of risks not otherwise covered by externally provided insurance, in a cost effective way. There is no related reduction in externally provided insurance coverage, although greater reliance on self-insurance may be considered in the future. To facilitate the formation of the captive insurance company, Firstbank has elected Financial Holding Company status.

Non-interest income declined in the third quarter due to several reasons. The most important factor contributing to the decline – although not the greatest dollar impact – was continued weakness in the residential mortgage business. Gain on sale of mortgage loans decreased 4.4% from the level in the second quarter of 2006, and was 21% below the year earlier level. The low level of real estate activity in Firstbank’s markets also affected revenues at C. A. Hanes (real estate brokerage). Firstbank’s restructuring of its title insurance business with the sale of a 45% interest as disclosed previously and the exit from the real estate appraisal business also reduced non-interest income. The greatest dollar decline in non-interest income for the third quarter of 2006 compared to the second quarter of 2006 was due to the recognition in the second quarter of 2006 of the $274,000 gain on sale of partial interest in the title insurance business.

Shareholders’ equity increased 0.5% in the third quarter of 2006, and was 24.6% above the level at September 30, 2005, primarily due to the acquisition of Keystone. Firstbank Corporation repurchased 75,000 shares in the third quarter of 2006, and board authorization remains in place for the additional repurchase of up to approximately $1.8 million in market value of shares. The ratio of average equity to average assets stood at 8.9% in the third quarter of 2006 – a level consistent over the past two years – indicating that strong equity capital has been maintained subsequent to the addition of Keystone. Firstbank’s issuance of $10 million trust preferred securities in January of 2006 increased regulatory capital ratios and helps sustain the ability to seek good investment opportunities and continue share repurchase.

Provision for loan loss expense was $213,000 in the third quarter of 2006 and $598,000 for the first nine months of 2006, compared to $73,000 and $154,000 respectively in 2005. Net charge-offs of $1,144,000 in the third quarter of 2006 included over $800,000 related to the $3.1 million loan referenced above. Provision expense in the third quarter of 2006 was approximately equal to net charge-offs excluding the amount specifically related to this $3.1 million credit provided for in previous periods. Annualized as a percentage of average loans, net charge-offs were 0.51% in the third quarter of 2006 and 0.22% in the first nine months of 2006. The ratio of non-performing loans (including loans past due over 90 days) to loans was 0.43% at September 30, 2006, decreasing from 0.81% at June 30, 2006. The improvement in this ratio was largely due to the charge-off and reclassification to other real estate owned of the $3.1 million credit.

Firstbank Corporation, headquartered in Alma, Michigan, is a six bank financial services company with assets of $1.1 billion and 41 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sep 30 2006	Jun 30 2006	Dec 31 2005	Sep 30 2005

ASSETS

Cash and cash equivalents:
Cash and due from banks	$29,400	$30,065	$36,037	$24,396
Short term investments	6,703	4,141	17,295	211

Total cash and cash equivalents	36,103	34,206	53,332	24,607

Securities available for sale	71,900	68,916	73,811	73,161
Federal Home Loan Bank stock	6,137	6,506	6,309	5,563
Loans:
Loans held for sale	1,236	468	293	204
Portfolio loans:
Commercial	205,424	196,789	183,473	116,827
Commercial real estate	295,172	302,307	302,471	249,071
Residential mortgage	279,883	282,264	272,402	245,250
Real estate construction	67,743	67,933	61,067	48,772
Consumer	64,142	62,403	59,211	57,468

Total portfolio loans	912,364	911,696	878,624	717,388
Less allowance for loan losses	(10,689)	(11,621)	(11,559)	(10,087)

Net portfolio loans	901,675	900,075	867,065	707,301

Premises and equipment, net	19,916	19,992	19,477	17,191
Goodwill	19,888	19,888	19,888	4,465
Other intangibles	3,206	3,374	3,710	2,165
Other assets	20,600	18,230	17,233	26,552

TOTAL ASSETS	$1,080,661	$1,071,655	$1,061,118	$861,209

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$121,320	$130,940	$130,556	$107,559
Interest bearing accounts:
Demand	168,597	163,988	187,398	157,371
Savings	129,578	134,691	133,705	134,679
Time	332,849	310,805	275,652	213,988
Wholesale CD's	67,554	69,881	83,794	31,595

Total deposits	819,898	810,305	811,105	645,192

Securities sold under agreements to
repurchase and overnight borrowings	36,350	40,452	43,311	37,465
FHLB Advances and notes payable	93,703	91,706	90,634	79,941
Subordinated Debt	20,620	20,620	10,310	10,310
Accrued interest and other liabilities	14,075	13,033	12,181	11,215

Total liabilities	984,646	976,116	967,541	784,123

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	86,108	87,276	87,634	65,626
Retained earnings	10,047	8,734	6,198	11,584
Accumulated other comprehensive income/(loss)	(140)	(471)	(255)	(124)

Total shareholders' equity	96,015	95,539	93,577	77,086

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,080,661	$1,071,655	$1,061,118	$861,209

Common stock shares issued and outstanding	6,218,726	6,266,038	6,278,035	5,641,491
Principal Balance of Loans Serviced for Others ($mil)	$472.3	$473.5	$473.3	$472.2

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.43%	0.81%	0.82%	0.42%
Non-Perf. Loans + OREO / Loans^ + OREO	0.85%	0.96%	0.94%	0.52%
Non-Performing Assets / Total Assets	0.72%	0.81%	0.78%	0.43%
Allowance for Loan Loss as a % of Loans^	1.17%	1.27%	1.32%	1.41%
Allowance / Non-Performing Loans	271%	157%	160%	333%

Quarterly Average Balances:
Total Portfolio Loans^	$902,557	$900,802	$868,701	$701,592
Total Earning Assets	995,226	980,713	957,246	785,503
Total Shareholders' Equity	95,844	95,242	92,547	76,256
Total Assets	1,082,031	1,065,125	1,037,354	842,529
Diluted Shares Outstanding	6,279,810	6,308,227	6,286,277	5,721,719

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

				Nine Months Ended:

	Sep 30 2006	Jun 30 2006	Sep 30 2005	Sep 30 2006	Sep 30 2005

Interest income:
Interest and fees on loans	$17,366	$16,688	$12,199	$49,897	$34,399
Investment securities
Taxable	555	540	489	1,608	1,451
Exempt from federal income tax	245	241	233	734	712
Short term investments	107	76	40	294	104

Total interest income	18,273	17,545	12,961	52,533	36,666

Interest expense:
Deposits	6,066	5,463	2,972	16,473	7,832
Notes payable and other borrowing	2,000	1,957	1,343	5,787	3,776

Total interest expense	8,066	7,420	4,315	22,260	11,608

Net interest income	10,207	10,125	8,646	30,273	25,058
Provision for loan losses	213	200	73	598	154

Net interest income after provision for loan losses	9,994	9,925	8,573	29,675	24,904

Noninterest income:
Gain on sale of mortgage loans	346	362	438	956	1,324
Service charges on deposit accounts	955	1,016	778	2,893	2,281
Gain on sale of securities	0	1	5	7	34
Mortgage servicing	128	120	48	332	126
Other	1,055	1,499	1,301	3,577	3,615

Total noninterest income	2,484	2,998	2,570	7,765	7,380

Noninterest expense:
Salaries and employee benefits	4,589	4,627	3,896	13,774	11,619
Occupancy and equipment	1,290	1,231	1,011	3,793	2,996
Amortization of intangibles	168	168	75	504	226
FDIC insurance premium	24	25	20	77	62
Other	2,496	2,693	2,308	7,654	6,717

Total noninterest expense	8,567	8,744	7,310	25,802	21,620

Income before federal income taxes	3,911	4,179	3,833	11,638	10,664
Federal income taxes	1,194	1,280	1,236	3,598	3,422

Net Income	$2,717	$2,899	$2,597	$8,040	$7,242

Fully Tax Equivalent Net Interest Income	$10,354	$10,290	$8,781	$30,728	$25,471

Per Share Data:
Basic Earnings	$0.44	$0.46	$0.46	$1.29	$1.29
Diluted Earnings	$0.43	$0.46	$0.45	$1.27	$1.26
Dividends Paid	$0.225	$0.225	$0.210	$0.670	$0.619

Performance Ratios:
Return on Average Assets*	0.99%	1.10%	1.22%	1.02%	1.18%
Return on Average Equity*	11.2%	12.3%	13.5%	11.4%	13.1%
Net Interest Margin (FTE) *	4.15%	4.21%	4.46%	4.18%	4.43%
Book Value Per Share+	$15.44	$15.25	$13.66	$15.44	$13.66
Average Equity/Average Assets	8.9%	8.9%	9.1%	8.9%	9.1%
Net Charge-offs	$1,144	$141	$80	$1,467	$647
Net Charge-offs as a % of Average Loans^*	0.51%	0.06%	0.05%	0.22%	0.13%

* Annualized
+ Period End
^ Total loans less loans held for sale